UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 27, 2007

Date of Report (date of Earliest Event Reported)

EMPIRE ENERGY CORPORATION INTERNATIONAL

(Exact Name of Registrant as Specified in its Charter)

Nevada	1-10077	87-0401761
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 College Boulevard, Suite 240

Leawood, Kansas 66211

(Address of principal executive offices, including zip code)

(913) 663-2310

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE:

The purpose of this current report on Form 8-K/A is to amend the Company’s current report on Form 8-K filed on October 19, 2007, as amended on October 23, 2007, which described the general terms of a certain agreement with MR Associates. At the Company’s annual meeting held on November 15, 2007, the shareholders approved a proposal to amend the Articles of Incorporation of the Company to increase the number of authorized shares from 300,000,000 to 600,000,000. The following disclosure under Item 3.02 has been added to reflect disclosure obligations which arose as a result of the approval of the proposal, but no other changes have been made to the body or exhibits of the original Form 8-K.

Item 3.02	Unregistered Sales of Equity Securities

As described more fully in the Company’s current report on Form 8-K filed October 19, 2007, as amended, the Company entered into a certain Put and Call Option Agreement with MR Associates, a sole trader that is wholly-owned by the chairman of the Company’s Board of Directors. Pursuant to the agreement, exercise of the put option by MR Associates or the call option by the Company would result in the transfer of all title and interest in the exploration license to Empire and the issuance of 17,000,000 shares of class A common stock by Empire to MR Associates. The ability of the Company to make a payment of the 17,000,000 shares was previously contingent upon the approval by the Company’s stockholders to amend the Articles of Incorporation of the Company to increase the number of authorized shares of common stock from 300,000,000 to 600,000,000. At the annual meeting of shareholders held on November 15, 2007, the Company’s shareholders approved the proposal to amend the Company’s Articles of Incorporation, thereby requiring disclosure under this Item 3.02. As of the date of this current report, neither MR Associates nor the Company has exercised its option under the agreement.

The issuance of the Company options and equity described in this Item 3.02 was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder, based in part on the representations made by MR Associates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE ENERGY CORPORATION INTERNATIONAL

Date: November 21, 2007	By:	/s/ John Garrison
John Garrison
Secretary